As filed with the Securities and Exchange Commission on December 28, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAPSTAR FINANCIAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Tennessee	81-152791
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

201 4th Avenue North, Suite 950 Nashville, Tennessee	37219
(Address of Principal Executive Offices)	(Zip Code)

CapStar Financial Holdings, Inc. Stock Incentive Plan

(Full title of the plan)

Claire W. Tucker

President and Chief Executive Officer

CapStar Financial Holdings, Inc.

201 4th Avenue North, Suite 950

Nashville, Tennessee 37219

(615) 732-6400

(Name, address and telephone number, including area code, of agent for service)

Copy to:

J. Chase Cole

Waller Lansden Dortch & Davis, LLP

511 Union Street, Suite 2700

Nashville, Tennessee 37219

Telephone: (615) 244-6380

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $1.00 per share	500,000	$21.46	$10,730,000	$1,243.61

(1)	The CapStar Financial Holdings, Inc. Stock Incentive Plan (the “Incentive Plan”) authorizes the issuance of a maximum of 1,569,475 shares of Common Stock, par value $1.00 per share, of the Company (“Common Stock”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of Common Stock that become issuable under the Incentive Plan, by reason of any stock dividend, stock split, recapitalization, merger, consolidation or reorganization of or by CapStar Financial Holdings, Inc. (the “Company”) that results in an increase in the number of shares of outstanding Common Stock.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices for the Common Stock as reported on the NASDAQ Global Select Market on December 27, 2016, in accordance with Rule 457(c) of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of this Part I will be sent or given to the persons participating in the Incentive Plan, as specified by Rule 428(b)(1) under the Securities Act. In accordance with the introductory note to Part I of Form S-8, such documents need not be filed with the United States Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which the Company has previously filed with the Commission, are hereby incorporated by reference into this Registration Statement:

(a) The Company’s Prospectus, dated September 21, 2016, filed with the Commission on September 23, 2016 pursuant to Rule 424(b) promulgated under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File Number 333-213367), which contains the Company’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b) The description of the Common Stock contained in the Registration Statement on Form 8-A (File Number 001-37886) filed with the Commission on September 20, 2016, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), including any amendment or report filed for the purpose of updating such description;

(c) The Company’s Quarterly Report on Form 10-Q filed with the Commission on November 8, 2016; and

(d) The Company’s Current Reports on Forms 8-K filed with the SEC on September 22, 2016, September 27, 2016, and October 27, 2016 (except to the extent any parts of such Current Reports were deemed furnished and not filed in accordance with Commission rules).

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein is consistent with or modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Registration Statement or in any prospectus or prospectus supplement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Tennessee Business Corporation Act

The Tennessee Business Corporation Act (the “TBCA”) provides that a corporation may indemnify its directors and officers against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation’s best interests and in all other cases, the director or officer reasonably believed that his or her conduct was at least not opposed to the best interests of the corporation and (iii) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. Conversely, the TBCA provides that a corporation may not indemnify a director or officer (i) in connection with a proceeding by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or (ii) in connection with any other proceeding charging improper personal benefit to the director or officer, whether or not involving action in the director or officer’s official capacity, in which the director or officer was adjudged liable on the basis that personal benefit was improperly received by the director or officer. Unless limited by the corporation’s charter, in cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director or officer was a party because the director or officer is or was a director or officer of the corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in connection with the proceeding. With respect to the advancement of expenses, the TBCA provides that a corporation may pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding if (i) the director or officer furnishes the corporation a written affirmation of the director or officer’s good faith belief that the director or officer has met the applicable standard of conduct described above, (ii) the director or officer furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that the director or officer is not entitled to indemnification and (iii) a determination is made that the facts then known to those making the advancement determination would not preclude the director or officer from being indemnified. Notwithstanding the foregoing, the TBCA provides that, unless the corporation’s charter provides otherwise, a court of competent jurisdiction, upon application, may order that a director or officer be indemnified if (i) the director or officer is entitled to mandatory indemnification as described above, in which case the court will also order the corporation to pay the reasonable fees of such director or officer incurred to obtain the court-ordered indemnification or (ii) in consideration of all relevant circumstances, the court determines that the director or officer is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) the director or officer did not meet the applicable standard of conduct described above or (b) the director or officer was adjudged liable to the corporation in a proceeding by or in right of the corporation or was adjudged liable on the basis that he or she received improper personal benefit, in which case such director or officer’s indemnification would be limited to reasonable expenses incurred. The TBCA also permits a corporation to purchase and maintain insurance on behalf of any director or officer regarding liability asserted against or incurred by the director or officer in his or her capacity as a director or officer whether or not the corporation would have the ability to indemnify the officer or director from the same liability under the TBCA.

The TBCA is not exclusive of rights relating to indemnification and advancement of expenses to which a director may be entitled in the corporation’s charter, bylaws, or, when authorized by such charter or bylaws, in a resolution of the shareholders or directors or by agreement. A corporation may not indemnify a director if a final judgment adverse to such director establishes his or her liability for any breach of loyalty to the corporation or its shareholders, for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or for unlawful distributions. A corporation may indemnify and advance expenses to an officer who is not a director to the extent, consistent with public policy, that may be provided in its charter, its bylaws, an action of its board of directors or contract.

Charter and Bylaws

The Company’s charter states that, to the fullest extent permitted by the TBCA, the Company will indemnify its directors and officers from and against any and all expenses, liabilities and other matters covered by the TBCA. Such right of indemnification is not exclusive of rights to which directors and officers may be entitled under any bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and such right of indemnification will continue as to a director or officer who has ceased to be a director or officer of the Company.

In addition, the Company’s charter provides that, to the fullest extent permitted by the TBCA, a director will not be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director. Under the TBCA, however, there is no elimination of liability for:

•	a breach of a director’s duty of loyalty to a corporation or its shareholders;

•	an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law; or

•	any payment of a dividend or approval of a stock repurchase that is illegal under the TBCA.

The Company’s charter does not eliminate or limit its right or the right of its shareholders to seek injunctive or other equitable relief not involving monetary damages.

Pursuant to the Company’s bylaws, a director or officer of the Company who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the director or officer is or was a director or officer of the Company or is or was serving at the Company’s request as a director, officer, manager or employee of an affiliate or of another entity, whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, manager, employee or agent or in any other capacity while serving as a director, officer, manager, or employee or agent, will be indemnified and held harmless by the Company to the fullest extent authorized by the TBCA against all expense, liability and loss reasonably incurred by the director or officer if the director or officer acted in good faith and in a manner the director or officer reasonably believed to be in or not opposed to the Company’s best interests or the best interests of any other entity, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the director or officer’s conduct was unlawful. Such right of indemnification will continue as to a director or officer who has ceased to be a director or officer of the Company and includes the right to require the Company to pay the expenses incurred in defending a proceeding in advance of its final disposition, provided, however, that an advancement of expenses incurred by a director or officer will be made only upon delivery to the Company of an undertaking to repay all amounts advanced if the director or officer is determined not to be entitled to be indemnified for such expenses. The rights to indemnification and to the advancement of expenses provided by the Company’s bylaws are not exclusive of any other right which a director or officer may have or acquire under any statute, the Company’s charter, bylaws, any agreement, any vote of shareholders or disinterested directors or otherwise. In addition, the Company’s bylaws provide that it may purchase and maintain insurance on behalf of any director or officer against any liability asserted against and incurred by the director or officer in his or her capacity as a director, officer, employee or agent whether or not the Company would have had the power to indemnify against such liability.

These descriptions of director liability and indemnification provisions are intended as a summary only and are qualified in their entirety by reference to the Company’s charter and bylaws, each of which has been filed with the Commission.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The Exhibit Index filed herewith and appearing immediately after the signature page to this Registration Statement is incorporated by reference herein.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information is the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remains unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) and that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on December 28, 2016.

CAPSTAR FINANCIAL HOLDINGS, INC.

By:	/s/ Claire W. Tucker
Claire W. Tucker
Director, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Claire W. Tucker and Robert B. Anderson, or either of them, each acting alone, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file or caused to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully and to all intents and purposes as each might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the Company in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Claire W. Tucker	Director, President and Chief Executive Officer	December 28, 2016
Claire W. Tucker	(Principal Executive Officer)

/s/ Robert B. Anderson	Chief Financial Officer and Chief Administrative Officer	December 28, 2016
Robert B. Anderson	(Principal Financial Officer and Principal Accounting Officer)

/s/ Dennis C. Bottorff	Chairman	December 28, 2016
Dennis C. Bottorff

/s/ L. Earl Bentz	Director	December 28, 2016
L. Earl Bentz

/s/ Thomas R. Flynn	Director	December 28, 2016
Thomas R. Flynn

/s/ Julie D. Frist	Vice Chair	December 28, 2016
Julie D. Frist

/s/ Louis A. Green III	Director	December 28, 2016
Louis A. Green III

/s/ Dale W. Polley	Director	December 28, 2016
Dale W. Polley

Signature	Title	Date

/s/ Stephen B. Smith	Director	December 28, 2016
Stephen B. Smith

/s/ Richard E. Thornburgh	Director	December 28, 2016
Richard E. Thornburgh

/s/ James S. Turner, Jr.	Director	December 28, 2016
James S. Turner, Jr.

/s/ Toby S. Wilt	Director	December 28, 2016
Toby S. Wilt

EXHIBIT INDEX

Exhibit Number	Description

4.1	Charter of the Company (incorporated by reference herein to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed on August 29, 2016)

4.2	Bylaws of the Company (incorporated by reference herein to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 filed on August 29, 2016)

4.3	Form of Common Stock Certificate (incorporated by reference herein to Exhibit 4.1 to Amendment No. 2 to the Company’s Registration Statement on Form S-1 filed on September 20, 2016)

4.4	Second Amended and Restated Shareholders’ Agreement, dated as of August 22, 2016, among CapStar Financial Holdings, Inc., CapStar Bank, Corsair III Financial Services Capital Partners, L.P., Corsair III Financial Services Offshore 892 Partners, L.P., North Dakota Investors, LLC and certain other persons named therein (incorporated by reference herein to Exhibit 4.2 to the Company’s Registration Statement on Form S-1 filed on August 29, 2016).

5.1	Opinion of Waller Lansden Dortch & Davis, LLP

23.1	Consent of Waller Lansden Dortch & Davis, LLP (contained in Exhibit 5.1)

23.2	Consent of KPMG LLP

24.1	Power of Attorney (set forth on the signature page of this Registration Statement)

99.1	CapStar Financial Holdings, Inc. Stock Incentive Plan (incorporated by reference herein to Exhibit 10.5 to the Company’s Registration Statement on Form S-1 filed on August 29, 2016)